PGIM Investments LLC

655 Broad Street, 17th Floor

Newark, NJ 07102

Attention: Secretary

Re:Consent to Assumption

Dear Sir/Madam:

Reference is made to the Subadvisory Agreement (the “Subadvisory Agreement”), dated May 26, 2015, by and between Prudential Investments LLC (now known as “PGIM Investments LLC”) (“PGIM Investments”) and Goldman Sachs Asset Management International (“GSAMI”), pursuant to which GSAMI provides investment advisory services with respect to AST Goldman Sachs Global Income Portfolio (the “Fund”), a series of Advanced Series Trust, a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

In accordance with our discussions with you and pursuant to the Assumption Agreement (the “Assumption Agreement”), dated September 13, 2018, by and between GSAMI and Goldman Sachs Asset Management, L.P. (“GSAM”), which is attached as Exhibit A hereto, effective upon PGIM Investments’ consent, GSAMI shall transfer all of its rights, duties and obligations under the Subadvisory Agreement to GSAM and GSAM shall assume all of GSAMI’s rights, duties and obligations thereunder (the “Assumption”).  Except with respect to the legal entity that is party to the Subadvisory Agreement, the Assumption shall not modify any term of the Subadvisory Agreement.

We hereby request that you sign and return this letter to the undersigned.  By, and effective upon, execution and delivery of this letter to GSAMI, PGIM Investments consents to the Assumption and acknowledges that the Assumption shall not constitute an “assignment” of the Subadvisory Agreement for purposes of the 1940 Act, the Investment Advisers Act of 1940 or Section 5 of the Subadvisory Agreement.

[Signature pages follow.]

Very truly yours,

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

/s/ Iain Lindsay

Name: Iain Lindsay

Title: Managing Director

Acknowledged and agreed to:

PGIM INVESTMENTS LLC

By:/s/ Timothy S. Cronin

Name:               Timothy S. Cronin

Title:Senior Vice President

Date:September 13, 2018

Exhibit A

ASSUMPTION AGREEMENT

AST Goldman Sachs Global Income Portfolio

Subadvisory Agreement

This Assumption Agreement (the “Assumption Agreement”) is made as of the 13th day of September, 2018 by and between Goldman Sachs Asset Management International, a private unlimited liability company incorporated in the United Kingdom (“GSAMI”), and Goldman Sachs Asset Management, L.P., a limited partnership organized in the State of Delaware (“GSAM”).

Recitals

WHEREAS, AST Goldman Sachs Global Income Portfolio (the “Fund”) is a series of Advanced Series Trust (the “Trust”), a Massachusetts business trust and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Prudential Investments LLC (now known as “PGIM Investments LLC”) (“PGIM Investments”) has entered into a Management Agreement dated February 25, 2013 with the Trust, pursuant to which PGIM Investments acts as manager of the Fund;

WHEREAS, PGIM Investments and GSAMI have entered into a Subadvisory Agreement (the “Subadvisory Agreement”) dated May 26, 2015, pursuant to which PGIM Investments has retained GSAMI as a subadviser to provide investment advisory services to the Fund;

WHEREAS, GSAMI and GSAM are under common control by virtue of being indirect wholly-owned subsidiaries of The Goldman Sachs Group, Inc.;

WHEREAS, GSAMI desires to transfer all of its rights, duties and obligations under the Subadvisory Agreement to GSAM, and GSAM is willing to assume all of GSAMI’s rights, duties and obligations under the Subadvisory Agreement on the terms and conditions set forth herein (collectively, the “Assumption”) in a transaction that does not result in a change of actual control or management in accordance with Rule 2a-6 under the 1940 Act and therefore does not constitute an “assignment” under Section 5 of the Subadvisory Agreement; and

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.

Transfer and Assumption.  Effective on the effective date of the consent of PGIM Investments to the Assumption, GSAMI hereby transfers to GSAM all of GSAMI's rights, duties and obligations under the Subadvisory Agreement and GSAM hereby accepts that transfer and assumes all of GSAMI’s rights, duties and obligations under the Subadvisory Agreement.

2.

Further Assurances.  Each of the parties agrees to execute and deliver, at its own expense, such further documents, and to do such further things, as the other party may reasonably request in order to more fully effectuate the transaction contemplated by this Assumption Agreement.

3.	Governing Law. This Assumption Agreement shall be construed and interpreted in accordance with Sections 10 and 11 of the Subadvisory Agreement.

4.	Counterparts. This Assumption Agreement may be executed in any number of counterparts, which shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be executed by their respective officers, or other authorized signatories, as of the date first above written.

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

By: /s/ Iain Lindsay

 Name: Iain Lindsay

 Title:    Managing Director

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

                                            By:  /s/ Marci Green
                                                           Name: Marci Green
                                                           Title:    Managing Director